Exhibit 99.1

8115 Preston Road, Suite 400, Dallas, Texas 75225

Phone: 214/265-0080 Fax: 214/373-3610

http://www.wiseroil.com

For Immediate Release

Contact:

Rick Davis

VP Finance

The Wiser Oil Company

Phone: (214) 265-0080

Email: rdavis@wiseroil.com

The Wiser Oil Company Reports First Quarter Results

Guidance for 2004 Updated

Dallas, Texas, May 12, 2004 — The Wiser Oil Company (NYSE: WZR) today reported financial and operating results for the quarter ended March 31, 2004:

	3/31/04	3/31/03
Average Daily Production – MCFE	63,538	62,878
Average MCFE Price Received*	$4.91	$5.41
Average Daily Gas Production – MCF	36,176	33,544
Average Gas Price Received*	$4.97	$5.74
Average Daily Oil Production - BBLS	4,220	4,644
Average Oil Price Received*	$29.96	$30.51
Total Oil & Gas Revenues - 000’s	$28,398	$30,630
Discretionary Cash Flow (note 1) – 000’s	$10,333	$10,074
EBITDAX (note 2) – 000’s	$13,738	$13,938

*	- excluding effects of hedging.

During the first quarter of 2004, Wiser produced approximately 3.3 BCF of gas and 415,000 barrels of oil and NGL’s for a total of 5.8 BCFE, up 2% from the first quarter of 2003 production of 5.7 BCFE and 5% higher than the fourth quarter of 2003 production of 5.5 BCFE. Oil production for the quarter was down 8% from the first quarter of 2003 due to normal decline from mature fields in the U.S and Canada. Gas production for the first quarter of 2004 was up 9% from the first quarter of 2003 primarily at the Wild River field in Canada where the Wild River 15-30 well produced approximately 480 MMCF of gas in the first quarter of 2004. The Wild River 15-30 well was shut-in for almost 3 weeks in the first quarter of 2004 due to third party facility constraints. Production from the Wild River 15-30 well would have been approximately 120 MMCF higher in the first quarter of 2004 absent the shut-in. The Wild River 15-30 is currently producing approximately 20 MMCFPD.

Oil and gas revenues for the first quarter 2004 were $28.4 million, down 7% from the first quarter of 2003 due primarily to lower oil production and lower realized oil and gas prices. Realized oil prices for the quarter averaged $29.96 per barrel, down 2% from first quarter 2003. Realized gas prices for the quarter averaged $4.97 per Mcf, down 13% from first quarter 2003. Average prices received by the Company for the trailing twelve month period ending March 31, 2004 were approximately $4.31 per barrel less than the average NYMEX oil price and $0.71 per Mcf lower than the average NYMEX gas price.

Operating costs for the first quarter of 2004 were up $2.0 million over the first quarter of 2003 for several reasons. Operating costs at the Wellman project in the first quarter of 2004 were $0.4 million higher than first quarter 2003 due to unscheduled maintenance costs. Also at Wellman, CO2 sales were curtailed to $0.2 million in the first quarter of 2004 compared to $0.7 million in the previous fourth quarter of 2003. Operating costs in the first quarter of 2004 were also up at the Wild River field in Canada in connection with starting production of sour gas at the 15-30 well. Also, our operating costs in the first quarter of 2004 were adversely affected by the Canadian dollar exchange rate which increased our Canadian operating costs by $0.6 million over first quarter 2003 levels.

Depreciation, depletion and amortization for the first quarter of 2004 was $1.52 per MCFE, up 13% per MCFE from first quarter 2003 due to higher per unit rates in the Gulf of Mexico and the Wolverine field in Canada.

Derivative loss for the first quarter of 2004 was $5.7 million, consisting of $1.8 million in cash settlements and $3.9 million non-cash change in fair value of our hedge contracts.

Net loss for the first quarter of 2004 was $4.3 million, or ($0.28) per basic and diluted share, compared to net income of $2.2 million for the first quarter of 2003. Discretionary cash flow (see note 1 below) for the first quarter of 2004 was $10.3 million ($0.65 per diluted share), up 3% from the first quarter of 2003 and up 34% from fourth quarter 2003 discretionary cash flow of $7.7 million.

EBITDAX (see note 2 below) for the first quarter of 2004 was $13.7 million ($0.86 per diluted share). Capital and exploration expenditures for the first quarter of 2004 were $15.3 million, with $9.8 million of expenditures in Canada and $5.5 million in the U.S.

Commenting, George K. Hickox, Jr., Company Chairman and CEO said, “The Company had a solid quarter operationally, highlighted by a successful Canadian winter drilling program and the closing of our 140,000 acre Sabine leasehold acquisition. Production began ramping up in the quarter and is now averaging approximately 73 MMCFE per day. With production up and prices staying high, we expect to see increased cash flows for the balance of the year.”

Guidance for 2004

The Company estimates its second quarter 2004 production will be in the range of 6.3 to 6.6 BCFE and reiterates its previously provided 2004 production guidance in the range of 25.5 to 26.5 BCFE. The Company continues to project its 2004 capital and exploration expenditures will be in the range of $48 to $50 million. Second quarter capital expenditures are projected to be in the range of $9 to $10 million.

Note 1

Discretionary cash flow is defined as cash flows from operating activities before changes in operating assets and liabilities and exploration expense. Management believes that discretionary cash flow is a better liquidity measure for oil and gas companies because; (a) exploration expense is a discretionary component of the Company’s capital budget that effects cash flows from operating activities and; (b) changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the Company may not control and may not relate to the period that the operating activities occurred. Discretionary cash flow should not be considered in isolation or as a substitute for cash flows from operating activities prepared in accordance with generally accepted accounting principles. Discretionary cash flow as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of discretionary cash flow to cash flows from operating activities:

	First Quarter
	2004	2003
Cash flows from operating activities	$11,681	$10,682
Add back exploration expense*	802	2,495
Add back (deduct) net changes in operating assets and liabilities	(2,150)	(3,103)

Discretionary Cash Flow	$10,333	$10,074

*	Excluding impairments and abandonments.

Note 2

EBITDAX is defined as net income before interest, income taxes, DD&A, impairments, exploration expense, non-cash gains, and non-cash gain or loss on derivative value. Wiser has included information concerning EBITDAX because it is used by management and certain investors as a measure of the ability of a company to service or incur indebtedness and because it is a financial measure commonly used in the energy industry. EBITDAX should not be considered in isolation or as a substitute for net income, cash flow from operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of the Company’s profitability or liquidity. EBITDAX as defined above may not be comparable to similarly titled measures of other companies. Following is a reconciliation of EBITDAX to net income:

	First Quarter
	2004	2003
Net income (loss)	$(4,321)	$2,216
Cumulative effect of accounting change	—	(5,238)
Preferred dividends & amortization	—	1,913
Add back interest expense	3,575	3,551
Deduct income tax benefit	—	(441)
Add back DD&A	8,797	7,643
Add back exploration expense	1,730	3,626
Add back non-cash loss on derivative value	3,957	668

EBITDAX	$13,738	$13,938

Glossary of terms

BCF – billion cubic feet.

BCFE – billion cubic feet of gas equivalent.

BOE - barrels of oil equivalent.

BOEPD - barrels of oil equivalent per day.

BOPD – barrels of oil per day

MCF – thousand cubic feet

MMBTU - million British thermal units.

MMCFPD – million cubic feet of gas per day.

MCFE – thousand cubic feet of gas equivalent

MMCFE – million cubic feet of gas equivalent.

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of The Wiser Oil Company, are subject to a number of risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, litigation, the costs and results of drilling and operations, the Company’s ability to replace reserves or implement its business plans, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

	(UNAUDITED)
	Quarter Ended March 31,
	2004	2003
Total net production (MMCFE)	5,782	5,659
Oil (MBBL)	384	418
Gas (MMCF)	3,292	3,019
Natural gas liquids (MBBL)	31	22

Average oil price/BBL	$29.96	$30.51
Average gas price/MCF	4.97	5.74
Average natural gas liquids price/BBL	16.99	25.57

Condensed Consolidated Statement of Operations
(In thousands, except per share data)

Revenues
Oil and condensate	$11,503	$12,755
Natural gas	16,363	17,319
Natural gas liquids	532	556
Gain on sale of property	—	491
Interest and other income	35	77

Total revenues	28,433	31,198

Expenses
Operating costs	9,222	7,196
Production taxes	906	1,132
Depreciation, depletion and amortization	8,797	7,643
Loss on derivatives	5,719	7,308
Exploration	1,730	3,626
General and administrative	2,805	2,292
Interest expense	3,575	3,551

Total expenses	32,754	32,748

Loss before income taxes and cumulative effect of accounting change	(4,321)	(1,550)

Deferred income tax benefit	—	(441)

Net loss before cumulative effect of accounting change	(4,321)	(1,109)
Cumulative effect of accounting change, net of tax	—	5,238

Net income (loss) before preferred dividends and amortization	(4,321)	4,129
Preferred dividends	—	(432)
Preferred stock discount amortization	—	(1,481)

Net income (loss) - common stock	$(4,321)	$2,216

SHARE INFORMATION
Common shares outstanding	15,470	9,474
Common shares outstanding - diluted	15,962	15,356
Basic earnings (loss) per share	$(0.28)	$0.23
Diluted earnings (loss) per share (anti-dilutive )	$(0.28)	$0.23

THE WISER OIL COMPANY

(and Consolidated Subsidiaries)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	(UNAUDITED)
	Mar. 31, 2004	Dec. 31, 2003
Assets
Current assets	$23,024	$16,404
Property, net	210,173	206,161
Other assets	1,870	2,031

	$235,067	$224,596

Liabilities and Stockholders’ Equity
Current liabilities	$39,215	$30,030
Other long-term liabilities	9,745	9,574
Long-term debt	160,355	154,196
Stockholders’ equity	25,752	30,796

	$235,067	$224,596

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	(UNAUDITED)
	Quarter Ended March 31,
	2004	2003
Net income (loss) before dividends and amortization	$(4,321)	$4,129
Cumulative effect of accounting change	—	(5,238)
DD&A	8,797	7,643
Property impairments and abandonments	928	1,131
Deferred income tax benefit	—	(441)
Property sale gains	—	(491)
Non-cash loss on derivative value	3,957	668
Other non-cash charges	170	178
Changes in operating assets and liabilities, net	2,150	3,103

Cash flow from operating activities	11,681	10,682

Capital expenditures	(14,440)	(14,634)
Proceeds from property sales	—	881
Preferred cash dividends	—	(221)
Foreign exchange	127	188
Increase in long-term debt	6,313	3,998

Net cash flow	3,681	894

Beginning cash	1,442	3,590

Ending cash	$5,123	$4,484

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